UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
February 7, 2005

ROSS STORES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-14678	94-1390387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4440 Rosewood Drive, Pleasanton, California, 94588-3050
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(925) 965-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)     Departure of Director and Principal Executive Officer.

On February 7, 2005, James C. Peters resigned from his positions as President, Chief Operating Officer and member of the Board of Directors of Ross Stores, Inc. (the “Company”).

His resignation of employment is being considered a termination of his employment by the Company without cause for purposes of his employment agreement.  Pursuant to his employment contract, Mr. Peters will receive continuation of his annual salary of $880,000 through July 31, 2006 as well as the amount of the annual bonuses he would have earned over the remaining term of the employment agreement, based on the target bonus he would have earned in the current year had he remained employed.  The post-termination bonus amount is limited to the lesser of the target bonus for the prior year and the target bonus for the current year.  In addition, his outstanding stock options immediately vest and remain exercisable for up to six months, and his restricted stock vests pro-rata through the date of his termination.

(c)     Appointment of New Principal Executive Officers.

On February 7, 2005, the Company (i) appointed Michael Balmuth to the additional office of President; Mr. Balmuth remains the Company’s Chief Executive Officer and Vice Chairman of the Board of Directors; (ii) appointed Gary L. Cribb to the position of Executive Vice President and Chief Operations Officer; Mr. Cribb had been the Company’s Senior Vice President of Operations; and (iii) appointed Michael B. O’Sullivan to the position of Executive Vice President and Chief Administrative Officer; Mr. O’Sullivan had been the Company’s Senior Vice President, Strategic Planning and Marketing.  Further information concerning the employment history and employment terms of each of these executive officers is set forth below.

Michael Balmuth.   Mr. Balmuth, 54, joined the Board of Directors as Vice Chairman and became Chief Executive Officer in September 1996.  Prior to that, he served as the Company’s Executive Vice President, Merchandising since July 1993 and Senior Vice President and General Merchandise Manager since November 1989.  Before joining the Company, he was Senior Vice President and General Merchandising Manager at Bon Marché in Seattle from September 1988 through November 1989. From April 1986 to September 1988, he served as Executive Vice President and General Merchandising Manager for Karen Austin Petites.

Mr. Balmuth is party to an existing employment agreement with the Company, the terms of which are described under the heading “Employment Contracts, Termination of Employment and Change in Control Arrangements” in the Company’s definitive Proxy Statement for its 2004 Annual Meeting of Stockholders, filed with the SEC on April 15, 2004, which description is incorporated herein by reference.

Gary L. Cribb.  Mr. Cribb, 40, joined the Company in August 2002 as Senior Vice President of Store Operations.  From December 1998 to August 2002, Mr. Cribb was Senior Vice President of Sales and Operations for Staples. Prior to joining Staples, he held various management positions with Office Depot from 1991 to 1998, most recently as Regional Vice President.  His prior experience also includes various positions with Marshalls and The May Department Stores Company.

The Company entered into an employment agreement with Mr. Cribb on August 26, 2002, subsequently amended in August 2004.  The employment agreement extends through August 25, 2007.  The agreement provides that Mr. Cribb will receive an annual salary of not less than $453,383.  In the event that (i) Mr. Cribb’s employment involuntarily terminates due to disability; (ii) the Company terminates his employment without cause; or (iii) he resigns for good reason, he would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the employment agreement, and all stock options he holds would become fully vested.  He would also be entitled to certain restricted shares which would be vested pro rata as of the date of his termination.

In the event there is a change in control of the Company, the term of Mr. Cribb’s employment agreement will continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement.  He would be entitled to continued payment of his then current salary and annual bonus.  In addition to these payments, he would receive $500,040 per year payable with his salary for two years after the effective date of the change in control (“Remaining Term”).  Further, all restricted stock he holds would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested.  If within one year following a change in control of the Company, his employment is terminated either by the Company without cause or because he resigns for good reason, he would be entitled to a continuation of his then current salary and annual bonus payments for not less than two years.  In addition, he would be entitled to continuation of health and estate planning benefits for two years following his termination.  Additionally, in both of the above situations, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

Although the Company has not yet entered into a definitive agreement, the Company anticipates that as a result of his appointment as Executive Vice President and Chief Operations Officer, Mr. Cribb’s employment agreement will be revised to reflect his new title and duties, to extend its term through March 2009, to increase his salary to $560,000 per year, and to make corresponding changes in his compensation upon termination or change in control, and that he will be granted an additional stock option to purchase approximately 58,557 shares, and an additional grant of approximately 27,885 shares of restricted stock, with vesting and other terms consistent with the Company’s standard terms.

Michael B. O’Sullivan.  Mr. O’Sullivan, 40, joined Ross in September 2003 as Senior Vice President, Strategic Planning and Marketing.  From 1991 to 2003, Mr. O’Sullivan was a partner with Bain & Company, providing consulting advice to retail, consumer goods, financial services, and private equity clients.

The Company entered into an employment agreement with Mr. O’Sullivan on September 8, 2003.  The employment agreement extends through September 8, 2006.  The agreement provides that Mr. O’Sullivan will receive an annual salary of not less than $450,000.  In the event that (i) Mr. O’Sullivan’s employment involuntarily terminates due to disability; (ii) the Company terminates his employment without cause; or (iii) he resigns for good reason, he would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the employment agreement, and all stock options he holds would become fully vested.  He would also be entitled to certain restricted shares which would be vested pro rata as of the date of his termination.

In the event there is a change in control of the Company, the term of Mr. O’Sullivan’s employment agreement will continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement.  He would be entitled to continued payment of his then current salary and annual bonus.  In addition to these payments, he would receive $500,040 per year payable with his salary for two years after the effective date of the change in control (“Remaining Term”).  Further, all restricted stock he holds would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested.  If within one year following a change in control of the Company, his employment is terminated either by the Company without cause or because he resigns for good reason, he would be entitled to a continuation of his then current salary and annual bonus payments for not less than two years.  In addition, he would be entitled to continuation of health and estate planning benefits for two years following his termination.  Additionally, in both of the above situations, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

Although the Company has not yet entered into a definitive agreement, the Company anticipates that as a result of his appointment as Executive Vice President and Chief Administrative Officer, Mr. O’Sullivan’s employment agreement will be revised to reflect his new title and duties, to extend its term through March 2009, to provide a $500,000 relocation bonus and other relocation benefits, to increase his salary to $560,000 per year, and to make corresponding changes in his compensation upon termination or change in control, and that he will be granted an additional stock option to purchase approximately 58,557 shares, and an additional grant of approximately 34,856 shares of restricted stock, with vesting and other terms consistent with the Company’s standard terms.

Item 7.01 Regulation FD Disclosure.

On February 8, 2005, the Company issued a press release announcing several promotions of executive officers and the resignation of James C. Peters as an executive officer and a member of the Board of Directors.  The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

          (c)     Exhibits.

Exhibit No.	Description

99.1	February 8, 2005 Press Release by Ross Stores, Inc.*

*Pursuant to Item 7.01 of Form 8-K, Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   February 11, 2005

ROSS STORES, INC.
Registrant

By:	/s/ J. CALL

John G. Call
Senior Vice President, Chief Financial Officer, Principal Accounting Officer and Corporate Secretary